The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 25, 2020

Pricing Supplement dated September , 2020 (To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Addendum dated May 11, 2020)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144

$● Autocallable Contingent Coupon Notes due November 4, 2021 Linked to the Common Stock of Zendesk, Inc. Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or any return of principal at maturity. Instead, as described below and subject to automatic redemption, the Notes offer a Contingent Coupon for each Observation Date on which the Closing Value of the Underlier is greater than or equal to the Coupon Barrier Value. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than the Barrier Value, be willing to receive shares of the Underlier at maturity that will likely be worth less than their investment and could be worth nothing.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 30, 2020
Issue Date:	October 5, 2020
Final Valuation Date:†	November 1, 2021
Maturity Date:†	November 4, 2021
Reference Asset:*	The common stock of Zendesk, Inc. (Bloomberg ticker symbol “ZEN UN<Equity>”) (the “Underlier”)
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first six months after the Issue Date. Beginning with the sixth Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Closing Value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the immediately following Contingent Coupon Payment Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Contingent Coupon:

$9.5833 per $1,000 principal amount Note (based on a rate of 11.50% per annum or 0.95833% per month)

If the Notes have not been automatically redeemed and the Closing Value of the Underlier on an Observation Date is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of the Underlier on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment or delivery per $1,000 principal amount Note determined as follows:

▪   If the Final Underlier Value is greater than or equal to the Barrier Value, you will receive a cash payment of $1,000 per $1,000 principal amount Note plus the Contingent Coupon otherwise due

▪   If the Final Underlier Value is less than the Barrier Value, you will receive per $1,000 principal amount Note a number of shares of the Underlier equal to the Physical Delivery Amount. Fractional shares will be paid in cash.

If the Notes are not automatically redeemed and the Final Underlier Value is less than the Barrier Value, you will receive shares of the Underlier at maturity that will likely be worth less than your investment and could be worth nothing. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Physical Delivery Amount:*	, which is a number of shares of the Underlier equal to $1,000 divided by the Initial Underlier Value (rounded to five decimal places)
Coupon Barrier Value:*	$ , which is 67.00% of the Initial Underlier Value (rounded to two decimal places)
Barrier Value:*	$ , which is 67.00% of the Initial Underlier Value (rounded to two decimal places)
Initial Underlier Value:*	$ , the Closing Value of the Underlier on the Initial Valuation Date
Final Underlier Value:*	The Closing Value of the Underlier on the Final Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.15%	97.85%
Total	$●	$●	$●	$●

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $978.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $939.30 and $959.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $21.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and beginning on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Underlier Return:	An amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Dates:†	The 30th calendar day of each month during the term of the Notes (or if such day does not exist in any month, the last calendar day of such month), beginning in October 2020, provided that the final Observation Date will be the Final Valuation Date
Contingent Coupon Payment Dates:†	With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date
Closing Value:*	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable).
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06741WKX7 / US06741WKX73

*	In the case of certain corporate events related to the Underlier, the Calculation Agent may adjust any variable, including but not limited to, the Underlier and the Initial Underlier Value, Final Underlier Value, Physical Delivery Amount, Coupon Barrier Value, Barrier Value and Closing Value of the Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlier. If you receive shares of the Underlier at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlier in an amount equal to that fraction times the closing price of the Underlier on the Final Valuation Date. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlier to you at maturity, we will pay the cash equivalent of the Physical Delivery Amount in lieu of delivering shares. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

†	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to the Underlier or if a market disruption event occurs with respect to the Underlier on that Observation Date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part and the prospectus addendum dated May 11, 2020. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus Addendum dated May 11, 2020:

http://www.sec.gov/Archives/edgar/data/312070/000110465920059376/a20-19169_1424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of the Underlier falls below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of the Underlier, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You do not anticipate that the Final Underlier Value will be less than the Barrier Value, and you are willing and able to accept the risk that, if it is, you will receive a number of shares of the Underlier at maturity that will likely be worth less than your investment and could be worth nothing.

•	You do not anticipate that the Closing Value of the Underlier will fall below the Coupon Barrier Value on any Observation Date or below the Barrier Value on the Final Valuation Date.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier, nor will you have any voting rights with respect to the Underlier.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of the Underlier falls below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of the Underlier rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You anticipate that the Final Underlier Value will be less than the Barrier Value, or you are unwilling or unable to accept the risk that, if it is, you will receive a number of shares of the Underlier at maturity that will likely be worth less than your investment and could be worth nothing.

•	You anticipate that the Closing Value of the Underlier will decline during the term of the Notes such that the Closing Value of the Underlier will fall below the Coupon Barrier Value on one or more Observation Dates and/or the Final Underlier Value will fall below the Barrier Value.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT coupon PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: $100.00*

▪	Hypothetical Coupon Barrier Value: $67.00 (67.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $67.00 have been chosen for illustrative purposes only and do not represent a likely actual Initial Underlier Value or Coupon Barrier Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date and the actual Coupon Barrier Value will be equal to 67.00% of the Initial Underlier Value.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Example 1: The value of the Underlier increases from an Initial Underlier Value of $100.00 to a Closing Value of $105.00 on the relevant Observation Date.

Because the Closing Value of the Underlier is greater than the Coupon Barrier Value, you will receive a Contingent Coupon of $9.5833 (0.95833% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The value of the Underlier decreases from an Initial Underlier Value of $100.00 to a Closing Value of $45.00 on the relevant Observation Date.

Because the Closing Value of the Underlier is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 2 demonstrates that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of the Underlier is below the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Underlier Value: $100.00*

*	The hypothetical Initial Underlier Value of $100.00 has been chosen for illustrative purposes only and does not represent a likely actual Initial Underlier Value. The actual Initial Underlier Value will be equal to the Closing Value on the Initial Valuation Date.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the sixth Observation Date.

Observation Date	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	$140.00	N/A	N/A
2-5	Various	N/A	N/A
6	$120.00	Yes	$1,009.5833

Because the Closing Value of the Underlier on the sixth Observation Date (which is six months after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than the Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,009.5833 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the twelfth Observation Date.

Observation Date	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	$80.00	N/A	N/A
2-5	Various	N/A	N/A
6-11	Various (below Initial Underlier Value)	No	N/A
12	$105.00	Yes	$1,009.5833

Because the Closing Value of the Underlier on the twelfth Observation Date is greater than the Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,009.5833 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

If the Closing Value of the Underlier is below the Initial Underlier Value on each Observation Date, the Notes will not be automatically called and you may lose some or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: $100.00*

▪	Hypothetical Coupon Barrier Value: $67.00 (67.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Barrier Value: $67.00 (67.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Physical Delivery Amount: 10.00000 ($1,000 divided by the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00, the hypothetical Coupon Barrier Value of $67.00, the hypothetical Barrier Value of $67.00 and the hypothetical Physical Delivery Amount of 10.00000 have been chosen for illustrative purposes only and do not represent a likely actual Initial Underlier Value, Coupon Barrier Value, Barrier Value or Physical Delivery Amount. The actual Initial Underlier Value will be equal to the Closing Value on the Initial Valuation Date, the actual Coupon Barrier Value and Barrier Value will each be equal to 67.00% of the Initial Underlier Value and the actual Physical Delivery Amount will be equal to $1,000 divided by the Initial Underlier Value.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Final Underlier Value	Underlier Return	Payment at Maturity or Value of Shares of Underlier Received at Maturity**,***
$150.00	50.00%	$1,000.00
$140.00	40.00%	$1,000.00
$130.00	30.00%	$1,000.00
$120.00	20.00%	$1,000.00
$110.00	10.00%	$1,000.00
$100.00	0.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$70.00	-30.00%	$1,000.00
$67.00	-33.00%	$1,000.00
$66.99	-33.01%	$669.90
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$20.00	-80.00%	$200.00
$10.00	-90.00%	$100.00
$0.00	-100.00%	$0.00

**        per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

*** If the Final Underlier Value is less than the Barrier Value, you will receive on the Maturity Date per $1,000 principal amount Note a number of shares of the Underlier equal to the Physical Delivery Amount. Fractional shares will be paid in cash. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlier to you at maturity, we will pay the cash equivalent of the Physical Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. For purposes of the table above and the examples below, the value of the shares received shown above is calculated based on the Final Underlier Value. The actual value of any shares received may be less than the amounts shown above.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Underlier increases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $150.00.

Because the Final Underlier Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of the Underlier. Even though the Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 2: The value of the Underlier decreases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $90.00.

Because the Final Underlier Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 3: The value of the Underlier decreases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $40.00.

Because the Final Underlier Value is less than the Barrier Value, you will receive at maturity the Physical Delivery Amount of 10.00000 shares of the Underlier per $1,000 principal amount Note that you hold (fractional shares will be paid in cash).

The value of the Physical Delivery Amount, calculated based on the Final Underlier Value, is $400.00.

In addition, because the Final Underlier Value is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Barrier Value, you will receive shares of the Underlier at maturity that will likely be worth less than your investment and could be worth nothing.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Barrier Value, you will receive a number of shares of the Underlier at maturity that will likely be worth less than your investment and could be worth nothing. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of the Underlier on the related Observation Date is greater than or equal to the Coupon Barrier Value. If the Closing Value of the Underlier on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of the Underlier is less than the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	If You Receive Shares of the Underlier at Maturity, Those Shares May Be Worth Less on the Maturity Date Than Their Value Based on the Final Underlier Value—If you receive shares of the Underlier at maturity, the value of those shares on the Maturity Date depends on the value of the Underlier on the Maturity Date rather than the Final Underlier Value. The value of those shares may have declined further below the Final Underlier Value as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlier Value. We will not make any adjustment to the Physical Delivery Amount to account for any fluctuations in the value of the Underlier and you will bear the risk of any decline in the value of the shares of the Underlier you receive at maturity below the Final Underlier Value.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, if Any, and You Will Not Participate in Any Appreciation of the Underlier—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of the Underlier, which may be significant, even though you will be exposed to the depreciation in the value of the Underlier if the Notes are not automatically redeemed and the Final Underlier Value is less than the Barrier Value.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Underlier. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Underlier been lower. As volatility of the Underlier increases, there will typically be a greater likelihood that (a) the Closing Value of the Underlier on one or more Observation Dates will be less than the Coupon Barrier Value and (b) the Final Underlier Value will be less than the Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Contingent Coupons could be as short as approximately six months. The payment upon an automatic redemption, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	If the Notes Are Not Automatically Redeemed, the Payment at Maturity, If Any, Is Based Solely on the Closing Value of the Underlier on the Final Valuation Date—If the Notes are not automatically redeemed, the Final Underlier Value (and resulting Underlier Return) will be based solely on the Closing Value of the Underlier on the Final Valuation Date, and your payment at maturity, if any, will be determined based solely on the Final Underlier Value relative to the Initial Underlier Value. Accordingly, if the value of the Underlier drops on the Final Valuation Date, the payment at maturity on the Notes, if any, may be significantly less than it would have been had it been linked to the value of the Underlier at any time prior to such drop. If the Final Underlier Value is less than the Barrier Value, you will lose some or all of the principal amount of your Notes.

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided the Final Underlier Value is greater than or equal to the Barrier Value, or upon any automatic redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Underlier—The return on the Notes may not reflect the return you would realize if you actually owned the Underlier. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlier would have.

•	There Are Risks Associated with a Single Equity—The price of the Underlier can rise or fall sharply due to factors specific to the Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlier.

•	You May Receive Cash at Maturity in Lieu of Shares of the Underlier—If you receive shares of the Underlier at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlier in an amount equal to that fraction times the Closing Value of the Underlier on the Final Valuation Date. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlier to you at maturity, we will pay the cash equivalent of the Physical Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes—Payment at Maturity” in the accompanying prospectus supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of the Underlier, the Calculation Agent will make adjustments to the Underlier that may result in payments on the Notes being based on the performance of shares, cash or other assets distributed to holders of the Underlier upon the occurrence of such event or, in some cases, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Historical Performance of the Underlier Should Not Be Taken as Any Indication of the Future Performance of the Underlier Over the Term of the Notes—The value of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Underlier is not an indication of the future performance of the Underlier over the term of the Notes. Therefore, the performance of the Underlier over the term of the Notes may bear no relation or resemblance to the historical performance of the Underlier.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier; determining the cash equivalent of the Physical Delivery Amount; and determining whether to accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Information Regarding the UNDERLIER

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to the issuer’s SEC file number provided below.

Included below is a brief description of the issuer of the Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Zendesk, Inc.

According to publicly available information, the Underlier is a software developer whose products deal with customer support and sales. Information filed by the Underlier with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36456. The Underlier is listed on the New York Stock Exchange under the ticker symbol “ZEN.”

Historical Performance of the Underlier

The graph below sets forth the historical performance of the Underlier based on the daily Closing Values from January 2, 2015 through September 22, 2020. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the Common Stock of Zendesk, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlier that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlier.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and expect as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the Underlier upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Underlier you receive. You should not recognize gain or loss with respect to the shares of the Underlier you receive. Instead, assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the shares of the Underlier should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.